Exhibit 10.1

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of August 1, 2011 (this “Agreement”), by and among Aventura Resorts, Inc., a Nevada corporation (“Aventura”), Aventura Merger Sub, Inc., a Nevada corporation and a wholly-owned subsidiary of Aventura (“Aventura Merger Sub”), and Interich International Limited, a corporation formed in the British Virgin Islands (“Interich”).

RECITALS

WHEREAS, the parties intend to effect a merger of Interich with and into Aventura Merger Sub (the “Merger”), with Interich continuing as the surviving entity in the Merger, as a result of which the entire issued and outstanding shares of common stock, par value $1.00 per share of Interich (the “Interich Stock”) will be deemed for all purposes to represent shares of common stock, par value $0.001 per share, of Aventura (the “Aventura Stock”) upon the terms and subject to the conditions set forth in this Agreement and in accordance with Nevada Revised Statutes, as amended (“NRS”);

WHEREAS, the Boards of Directors of Aventura (the “Aventura Board”) and Aventura Merger Sub and the Board of Directors of Interich (the “Interich Board”) have each approved the Merger, and each of them has determined that this Agreement, the Merger and the other transactions contemplated hereby are advisable and in the respective best interests of each of Aventura, Aventura Merger Sub and Interich, respectively, and their respective stockholders and noteholders; and

WHEREAS, the Aventura Board and a majority of its stockholders have approved a reverse split whereby 100 issued and outstanding shares of Aventura Stock shall be changed and converted into 1 share of Aventura Stock (the “Reverse Stock Split”);

WHEREAS, it is proposed that the Corporation amend its Articles of Incorporation to change the name of the Corporation to Borneo Resource Investments Ltd.;

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties agree as follows:

ARTICLE I.
TERMS OF THE MERGER

1.01 Merger.

(a) Merger.  On the terms and conditions set forth in this Agreement and in accordance with the NRS, at the Effective Time (as hereinafter defined) (i) Aventura Merger Sub will merge with and into Interich (the “Merger”), (ii) the separate existence of Aventura Merger Sub will cease and Interich will continue its corporate existence under the NRS as the surviving corporation in the Merger and wholly-owned subsidiary of Aventura (sometimes referred to herein as the “Surviving Subsidiary”), and (iii) each share of common stock of Aventura Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into and exchanged for one validly issued, fully paid and non-assessable share of the Surviving Corporation’s common stock, which shall be cancelled.

(b) Merger Consideration.  As a result of the Merger, at the Effective Time, (A) each share of Interich Stock shall be exchanged into 1,203.56146 shares of Aventura Stock, (the “Merger Consideration”), on a pro rata basis, after giving effect to the Reverse Stock Split.  All Interich Stock shall, by virtue of the Merger and without any action on the part of the holders of the Interich Stock, be automatically cancelled and shall cease to exist, and each holder of Interich Stock shall cease to have any rights with respect thereto, except the right to receive the Aventura Stock. From and after the Effective Time, any certificate representing Interich Stock shall be deemed for all purposes to represent Aventura Stock into which such shares of Interich Stock respectively, were exchanged in accordance with the immediately preceding sentence without surrender or exchange of such certificate.  As a result of the exchange of Merger Consideration and the effect of the Reverse Stock Split, shareholders of Interich shall be issued 60,178,073 shares of Aventura Stock and Aventura shall have 63,345,340 shares issued and outstanding.

(c) Fractional Shares.  No certificates or scrip representing fractional shares of Aventura Stock to acquire fractional shares of Aventura Stock or book-entry credit of the same shall be issued in exchange for the Interich Stock.  Each holder of Interich Stock who receives any portion of the Aventura Stock who would otherwise have been entitled to receive a fraction of a share of Aventura Stock to acquire a fraction of a share of Aventura Stock shall have such fractional interest rounded up to the nearest whole number.

(d) Certificate of Incorporation; Bylaws.  By virtue of the Merger, (i) the certificate of incorporation of Interich as in effect immediately prior to the Effective Time, shall be, at and after the Effective Time, the certificate of incorporation of the Surviving Subsidiary and (B) the bylaws of Interich as in effect immediately prior to the Effective Time shall be, at and after the Effective Time, the bylaws of the Surviving Subsidiary.

(e) Effects of the Merger.  The Merger shall have the effects set forth herein and in the applicable provisions of the NRS. Without limiting the generality of the foregoing, from and after the Effective Time, the Surviving Subsidiary shall possess all properties, rights, privileges, powers and franchises of Interich and Aventura Merger Sub and all of the claims, obligations, liabilities, debts and duties of Interich and Aventura Merger Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Subsidiary.

1.02 Closing; Effective Time; Effect.

(a)  Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) shall take place on a date and at a time to be specified by the parties, which shall be no later than the fifth (5th) business day after satisfaction (or waiver in accordance with this Agreement) of all the conditions set forth in Article III (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of such conditions), unless this Agreement shall have been terminated and the transactions contemplated hereby shall have been abandoned pursuant to Section 4.01, at the offices of Aventura, unless another date, time or place is agreed to by the parties. The date on which the Closing occurs is herein referred to as the “Closing Date.”

(b) Subject to the terms and conditions hereof, concurrently with the Closing, the parties will cause a certificate of merger (the “Certificate of Merger”) to be executed in accordance with the relevant provisions of the NRS and filed with the Secretary of State of the State of Nevada and shall make all other filings or recordings required under the NRS in order to effect the Merger.  The Merger will become effective immediately upon the filing of the Certificate of Merger or at such time thereafter as is provided in the Certificate of Merger (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

1.03 Directors and Officers.

(a) At the Closing, the Board of Directors of Aventura shall (i) elect to the Board of Directors of Aventura the persons who were directors of Interich immediately prior to the Closing; and (ii) appoint as the officers of Aventura those who were the officers of Interich immediately prior to the Closing. All of the persons serving as directors of Aventura immediately prior to the Closing shall resign immediately following the election of the new directors, and the officers of Aventura immediately prior to the Closing shall resign at the Closing from all of their positions with Aventura.

(b) The directors and officers of Interich, in each case, immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Subsidiary until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Subsidiary.

1.04 Certain Adjustments to Capitalization.  If, between the date of this Agreement and the Effective Time, the outstanding Aventura Common Stock is changed into a different number of shares or different class by reason of any reclassification, recapitalization, stock split, split-up, combination, or exchange of shares or a stock dividend or dividend payable in any other securities is declared effective with a record date within such period, or any similar event occurs, the Merger Consideration shall be appropriately adjusted to provide to the Interich Stockholders the same economic effect as contemplated by this Agreement prior to such event.

1.05 Tax-Free Reorganization.  The Merger is intended to be reorganization within the meaning of Section 368(a) of the Code and this Agreement is intended to be a “plan of reorganization” within the meaning of the regulations promulgated under Section 368(a) of the Code and for the purpose of qualifying the Merger as a tax-free transaction for federal income tax purposes.  The parties agree to report the Merger as a tax-free reorganization under the provisions of Section 368(a).  None of the parties will take or cause to be taken any action which would prevent the transactions contemplated by this Agreement from qualifying as reorganization under Section 368(a).

ARTICLE II.
REPRESENTATIONS AND WARRANTIES

2.01 Representations and Warranties Each of Aventura, Aventura Merger Sub and Interich (each a “Party”) hereby represent and warrant to the other Parties the following:

(a) Organization. Such Party has been duly incorporated or organized, is validly existing as a corporation or other applicable business entity and is in good standing under the laws of its jurisdiction of incorporation, formation or organization, as applicable, and has the requisite power to carry on its business as now conducted.

(b) Capitalization. All of the issued and outstanding shares of capital stock of such Party are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights, or if subject to preemptive rights, such rights have been irrevocably waived.  There are no voting trusts or any other agreements or understandings with respect to the voting of any outstanding equity interests of such Party.

(c) Authority Relative to this Agreement. Such Party has the requisite power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by such Party and the consummation by such Party of the transactions contemplated hereby have been duly authorized by the board of directors or equivalent governing body of such Party and no other actions on the part of such Party are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Party and constitutes a valid and binding agreement of such Party, enforceable against such Party in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally or by general principles of equity.

(d) Consents and Approvals; No Violations. No authorization, consent or approval of, any third party, public body or governmental authority (other than FINRA) is necessary for the consummation by such Party of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement by such Party nor the consummation by such Party of the transactions contemplated hereby, nor compliance by such Party with any of the provisions hereof, will (a) conflict with or result in any breach of any provisions of the charter or bylaws or equivalent governing documents of such Party or any Subsidiary, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which such Party is a party or by which such Party or any of their respective properties or assets may be bound or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to such Party, or any of their respective properties or assets.

(e) Each Party has timely filed all returns, declarations, reports, estimates and statements, including any schedules and amendments to such documents (other than U.S. federal tax returns) required to be filed by it in respect of any taxes (“Taxes”) and (i) all such tax returns are complete and accurate in all material respects; (iii) each Party has timely and properly paid all Taxes required to be paid by it; (iii) each Party has complied with all applicable laws, rules, and regulations relating to the collection or withholding of Taxes from third parties (including without limitation employees) and the payment thereof (including, without limitation, withholding of Taxes).

2.02 Representations and Warranties of Aventura.

Aventura hereby represents and warrants to the other Parties the following:

(a) Aventura has provided a copy of the unaudited consolidated balance sheet of such Party as at June 30, 2011 and the related consolidated statement of operations for the fiscal periods then ended (the “Interim Financials”).

(b) The Interim Financials (i) are in accordance with the books and records of such Party, (ii) are correct and complete in all material respects and (iii) fairly present the financial position and results of operations of such Party as of the dates indicated.

(c) Since the date of the Interim Financials, (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a material adverse effect, (ii) Aventura has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Interim Financials and (iii) such Aventura has not altered its method of accounting.

2.03 Representations and Warranties of Interich.

Interich hereby represents and warrants to the other Parties the following:

(a) Interich through an arrangement with PT Chaya Meratus Primecoal Group, an Indonesian registered company, has been granted exclusive exploration and development rights for up to 6,000 hectares of a coal reserve in East Kalimantan, Indonesia located at Tanah Bumbuh.

(b) Interich has received oral commitments for the sale of $1.000,000 of convertible notes to pursue the exploration of its development rights.

ARTICLE III.
CLOSING DOCUMENTS AND CONDITIONS

3.01 Conditions to Each Party’s Obligations.  The obligations of each party to consummate the Merger and other transactions described herein shall be subject to the satisfaction or waiver (where permissible), at or prior to the earlier of the Effective Time, of the following conditions:

(a) This Agreement and the Merger shall have been approved and adopted by the requisite stockholders of Aventura, Aventura Sub and Interich.

(b) The consummation of the Merger shall not be restrained, enjoined or prohibited by any order, judgment, decree, injunction or ruling of a court of competent jurisdiction.

(c) FINRA shall have approved the notification submitted to it by Aventura, concerning the Merger, Reverse Stock Split and Name Change.

ARTICLE IV.
GENERAL PROVISIONS

4.01 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Closing by (a) mutual written consent of Interich and Aventura, or by mutual action of their respective Boards of Directors, (b) any party if (i) any provision of this Agreement applicable to a party shall be materially untrue or fail to be accomplished; or (ii) any legal proceeding shall have been instituted or shall be imminently threatening to delay, restrain or prevent the consummation of this Agreement.

4.02 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

4.03 Survival of Representations, Warranties and Agreements. All of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive for a period of one year from the Closing Date, except for those related to Taxes, which shall survive as long as the applicable statute of limitations.  The members of the Aventura Board shall not be responsible for indemnifying Interich for any claims other than as a result of a breach of the representations, warranties and agreements in this Agreement.

4.04 Notices.  Any notice or communication required or permitted hereunder shall be in writing and either delivered personally or sent by certified or registered mail, postage prepaid, and shall be deemed to be given, dated and received when so delivered personally or, if mailed, five business days after the date of mailing to the following address, or to such other address or addresses as such person may subsequently designate by notice given hereunder:

If to Aventura or Aventura Merger Sub:	Aventura Resorts, Inc. 40 Lake Bellevue, Suite 100 Bellevue, WA 98005 Attn: Jerry L. Smith
If to Interich:	Interich International Limited 2201 Times Square, Shell Tower, 14 Matheson Street Causeway Bay, Hong Kong Attn: Nils A. Ollquist
With copies to:	Richardson & Patel LLP 750 Third Avenue, 8th Floor New York, New York 10017 Attn: Peter DiChiara, Esq.

4.05 Interpretation; Certain Definitions. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation.”  The phrase “made available” in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available.

4.06 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.  Any signature page delivered by a facsimile machine, or in portable document format ("PDF") file format shall be binding to the same extent as an original signature page

4.07 Entire Agreement; No Third-Party Beneficiaries. This Agreement (together with any other documents and instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereto and (b) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

4.08 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Nevada, without giving effect to the principles of conflicts of law thereof.

4.09 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties.

4.10 No Remedy in Certain Circumstances. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, the validity, legality and enforceability of the remaining provisions and obligations contained or set forth herein shall not in any way be affected or impaired thereby, unless the foregoing inconsistent action or the failure to take an action constitutes a material breach of this Agreement or makes the Agreement impossible to perform in which case this Agreement shall terminate.  Except as otherwise contemplated by this Agreement, to the extent that a party hereto took an action inconsistent herewith or failed to take action consistent herewith or required hereby pursuant to an order or judgment of a court or other competent authority, such party shall not incur any liability or obligation unless such party breached its obligations under this Agreement or did not in good faith seek to resist or object to the imposition or entering of such order or judgment.

4.11 Enforcement of the Agreement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States located in the State of Nevada, this being in addition to any other remedy to which they are entitled at law or in equity.  In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal or state court sitting in Nevada in the event any dispute between the parties hereto arises out of this Agreement solely in connection with such a suit between the parties, and (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement to be executed as of this day and year first above written.

AVENTURA RESORTS, INC.

By:	/s/ Jerry L. Smith
[Missing Graphic Reference] Name: Jerry L. Smith
Title: President

AVENTURA MERGER SUB, INC.

By:	/s/ Jerry L. Smith
[Missing Graphic Reference] Name: Jerry L. Smith
Title: President

INTERICH LIMITED

By:	/s/ Nils A. Ollquist
[Missing Graphic Reference] Name: Nils A. Ollquist
Title: President

[Signature Page to Merger Agreement]